AUGUST 2018

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

200 MILLION GALLON RATE	2
STAN'S THOUGHTS	2
FINANCIALS	3
LAWSUIT UPDATE	4

DISCLOSURE

FROM THE CEO DESK:

The ethanol view in Washington has changed slightly in the past 3 months as we have an interim EPA Director, Mr. Andrew Wheeler, who was appointed interim Director after Scott Pruitt resigned. I was fortunate to sit in a round table meeting at the State Fair with Mr. Wheeler and got a feel for the direction the EPA was headed. While there was certainly signs of encouragement in what we heard, there was still an overall bureaucracy that is stopping important changes respective to ethanol demand from getting done. Some things never change!

This year, we are implementing several improvement projects that will improve our corn oil netback and another project to lower our chemical usage. All of these projects have a less than 3 year payback and will again improve the competitive advantage that Homeland has today as one of the lowest cost producers in all of North America.

With HES' improved energy efficiencies over the past few years, we have started selling more ethanol to the California market where they are willing to pay a premium for ethanol that is produced with less "carbon footprint". Year to date, the California market has resulted to 3-4 cents per gallon premium over other markets in New York harbor and Chicago.

We have already started our capital planning for next year with our overriding goal to again improve our energy consumption on a per gallon basis. There are many competitive alternatives for conserving energy and we are in the process of evaluating all of these potential projects and will choose the path that provides the best return for our investors.

Thank You and Have a safe harvest everyone.

-James Broghammer, CEO



QUEST FOR 200 MILLION GALLON RATE

Our last significant bottleneck was removed when our 2nd CO2 scrubber came on-line on August 7th. The project was on budget and operational 2 weeks ahead of schedule. One of the main contributors to this improvement to the schedule was the HES Team installed all of the scrubber internals rather than waiting to schedule an outside contractor when it was time for this work to be done. We saw a break in the construction activities and jumped in and got this taken care of in 3 days.

With the 2nd scrubber operational, the quest to reach the 200-million-gallon rate is on the fore-front of everyone's mind at Homeland. As we continue to operate the plant at rates that we have never seen before, each day leads to new opportunities that have to be resolved before moving forward. Couple this with the goal of maintaining plant efficiencies, execution of the remainder of our 2018 capital projects, and identifying and evaluating our 2019 potential projects, all of us need to stay on our toes and ready to go in whatever direction we need to that hour, that day, that week. At last glance, our rates are approaching 560,000 gallons per day mark and we are within 5,000 gallons of reaching our goal. One thing is for sure, our team has been and will continue to be up to the challenge.

-Kevin Howes, Plant Manager/COO

"At last glance, our rates are approaching 560,000 gallons per day mark and we are within 5,000 gallons of reaching our goal."

STAN'S THOUGHTS

First of all, I would like to update everyone on the new truck dump construction progress. The new dump is on schedule to be finished in September and we should be ready to use the dump when harvest starts.

Additionally, we are installing a RFID card reader system at the truck scales this week. This system will identify the truck and the owner of the grain. As we all become accustomed to using the system, there will be some slow downs, but this will improve our speed and help us meet additional Federal requirements. We will also be able to capture signatures of truckers on the scale, eliminating getting out of their trucks.

A little about markets: Corn and ethanol prices have taken a big hit the last 30 days or so. All the talk is about the huge crop and world trade restrictions, along with the amount of ethanol being made and huge ethanol stocks. Myself, I wonder about the huge crop, but none of us will really know until the combines roll. Corn demand should be good at these prices as long as we can work out the trade problems. I expect both corn and ethanol prices should experience a price recovery post-harvest, but it appears things will stay weak pending changes to the world trade-tariffs situation.

To close, as always, I would like to thank all our corn customers out there for their business. Remember, "IT ALL STARTS WITH THE CORN AT HOMELAND".

-Stan "The man from Homeland" Wubbena,
Commodity & Risk Manager



HOMELAND ENERGY SOLUTIONS FINANCIALS — Q2 2018

Second quarter 2018 was a profitable one for Homeland Energy. Ethanol production increased by another 8% over first quarter 2018 to 47.7M gallons for the three month period; this is an increase of approximately 6.6M gallons (16% increase) over the same three month period of 2017. Year to date ethanol production has increased 13% over 2017, which is over 10 million additional gallons in the six month period of 2018. Corn Oil production increased approximately 26% to nearly 14M pounds of production in the three month period ending June 30, 2018. These increases in production and favorable margins resulted in gross profit of over $12M and net income of $10.7M for the three month period.

Year to date June 30, 2018 revenue is $26.1M higher (20% increase) than 2017. Year to date gross profit was $6M higher in 2018 as compared to 2017 and net income was nearly $5.4M higher in 2018. Net income per unit for the six months ended June 30, 2018 was $244.22 as compared to $160.74 for the same period of 2017. Overall, the financial statements reflect the benefits of our increased production capacity which are enhanced by the favorable margins that we have seen thus far.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the annual report available on the HES website www.homelandenergysolutions.com or on the SEC website www.sec.gov then click on Company Filings.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET		**6/30/18**	**03/31/18**	**12/31/17**	**09/30/17**
Current Assets	$	83,280,338	83,698,569	80,646,235	89,142,411
Property & Equipment		135,408,190	137,039,724	140,443,170	131,870,267
Other Assets		4,713,473	4,740,495	4,208,663	6,520,977
Total Assets		223,402,001	225,478,788	225,298,068	227,533,655
Current Liabilities	$	44,772,696	44,865,286	49,760,838	41,095,066
Long-term Liabilities		20,943,718	23,940,201	23,936,683	27,000,000
Total Members' Equity		157,685,587	156,673,301	151,600,547	159,438,589
Total Liabilities & Equity		223,402,001	225,478,788	225,298,068	227,533,655
Book Value - 64,585 Outstanding Membership Units	$	2,442	2,426	2,347	2,469

INCOME STATEMENT					
3 Months Ended		**06/30/18**	**03/31/2018**	**12/31/17**	**09/30/17**
Revenue	$	84,188,461	76,622,447	62,182,521	59,680,650
Cost of Goods Sold		72,098,034	70,696,120	61,896,035	52,152,538
Operating Expenses		1,102,757	745,073	691,809	806,772
Operating Income		10,987,670	5,181,254	(405,323)	6,721,339
Other Income (Loss)		(287,634)	(108,500)	59,141	76,001
Net Income		10,700,036	5,072,754	(346,182)	6,797,340
Net Income Per Unit	$	165.67	78.55	(5.36)	105.25

"These increases in production and favorable margins resulted in gross profit of over $12M and net income of $10.7M for the three month period."



Homeland Energy Solutions

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us



ETHANOL.
DRIVING AMERICA'S FUTURE

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LAWSUIT UPDATE:

Homeland filed suit against Steve Retterath in August 2013 to enforce the Membership Unit Repurchase Agreement ("MURA") that Mr. Retterath and Homeland signed in June 2013. A trial took place between January 16 and January 20, 2017. On June 15, 2017, the court entered a ruling in favor of Homeland, ordering that Mr. Retterath must perform his obligations under the MURA and conclude the sale of his units to Homeland per the terms of the MURA.

On May 30, 2018, Mr. Retterath appealed all adverse rulings in the lawsuit to the Iowa Supreme Court. The appeal is still in its very early stages and nothing substantive has occurred as of yet. Mr. Retterath's appeal briefing is due on September 14, 2018. Then Homeland will have 30 days to respond. Once the case is fully submitted, it will proceed to oral arguments and a decision. We will continue to update the members as the case progresses.